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                                     May 12, 1997




Edwin C. Winder
95 Camino Por Los Arboles
Atherton, CA 94027

Dear Ed:

    This letter, upon your signature, will constitute the Separation Agreement (Agreement) between you and Informix Software, Inc. (Informix) on the terms of your separation from employment with Informix.

EMPLOYMENT TERMS

    1.   Your last day of work was April 5, 1997.

    2. In consideration of your acceptance of this Agreement, Informix will provide you with the following:

         (a) A notice period from April 5, 1997 through April 30, 1997. You will not accrue additional vacation and sick leave after April 30, 1997.

         (b) Six (6) months salary at your current rate of $18,250.00 per month less customary payroll deductions will be paid in accordance with Informix payroll practice ratably over the period beginning May 1, 1997 and ending October 31, 1997 (the "Period"). You will continue to receive Informix paid health insurance benefits during the Period.

         (c) With your final check at the end of the Period, you will receive balances due for accrued vacation and one-half of accrued sick leave, up to a maximum of 40 hours. Through April 30, 1997, you have accrued, and will be paid, as set forth herein, for the following:

                   240 hours of vacation
                   40 hours of sick leave

         (d) Should you be subject to Japanese taxes related to your Informix salary and bonus (excluding stock options and ESPP income), as a result of your work conducted in Japan, Informix agrees to provide you with tax protection. Under this arrangement, you will be responsible for the payment of any and all Japanese, US, state income and social taxes incurred while you were working in Japan. In recognition of the payment of such actual liabilities by you, Informix agrees to protect you from the cost of any additional tax in excess of that which you would have paid if you had remained solely in the United States. Specifically, Informix will reimburse you for the incremental cost of actual taxes in excess of a hypothetical US and state tax based upon your domestic cash compensation (i.e. base salary and bonus). This computation will be made at the end of the 1997 tax

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Edwin C. Winder
May 12, 1997
Page 2


year by the company appointed tax advisor, Ernst and Young. You should contact Brent Bergan of Ernst and Young at (415) 496-1682 within two weeks, to determine if any foreign tax obligations exist.

REGULAR BENEFITS

    3. You have received or will receive by separate cover information regarding your rights to health insurance continuation (COBRA rights). To the extent that you have rights, nothing in this Agreement will impair those rights.

RETURN OF COMPANY INFORMATION OR MATERIALS

    4. You have returned or will immediately return to Informix all Informix owned property and any information you have about Informix's practices, procedures, trade secrets, customer lists or product marketing. You have previously signed an agreement regarding Confidential Information and Trade Secrets. A copy of that agreement is attached. Please keep in mind those terms of the agreement that remain in effect after you leave Informix.

RELEASE

    5. You waive and release and promise never to assert any and all claims that you have or might have against Informix and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to your employment with Informix and/or the termination of your employment with Informix including claims in contract, tort or under any statute, law or regulation. These claims include, but are not limited to, claims for discrimination arising under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act and the Americans with Disabilities Act.

RELEASE--Section 1542

    6. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the Civil Code of California which state:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

CONFIDENTIALITY

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Edwin C. Winder
May 12, 1997
Page 3

    7. You will not, unless required by law, disclose to others any information regarding the terms of this Agreement, the money and/or benefits being paid under it or the fact of its payment, except that you may disclose this information to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them and they must agree, however, to maintain the confidentiality of this information just as you must.

REMEDY FOR BREACH

    8. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, Informix will be entitled to recover the benefit paid under the agreement and to obtain all other relief provided by law or equity. In addition, Informix will be entitled to recover its fees and costs.

INTEGRATION CLAUSE/EFFECTIVE DATE

    9. This Agreement represents the full agreement between you and Informix regarding termination of employment. This Agreement supersedes and is in lieu of all prior oral or written agreements and may not be changed except in writing signed by you and myself or my delegee.

EMPLOYMENT RIGHTS

    10. Nothing in this Agreement is intended to create any rights to employment or employment benefits except as expressly set forth in this Agreement.

OWBPA--PERSONS OVER 40/EFFECTIVE DATE

    11.  The following is required by the Older Workers Benefit Protection Act:

    You have up to 21 days from the date of this letter, or June 2, 1997 to accept the terms of this Agreement, although you may accept it at any time within those 21 days. You are advised to consult an attorney about the Agreement.

    To accept the Agreement, please date and sign this letter and return it to me. (An extra copy for your files is enclosed.) Once you do so, you will still have an additional 7 days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation. If you do not revoke, the eighth day after the date of your acceptance will be the Effective Date of the agreement.

    Ed, I am pleased that we were able to address and agree on the terms of your departure from Informix. Informix and I wish you every success in your future endeavors.

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Edwin C. Winder
May 12, 1997
Page 4


                                  Sincerely,

                                  /s/ Ira Dorf

                                  On behalf of Informix Software, Inc.
                                  Ira Dorf
                                  Vice President
                                  Human Resources

    By signing this letter, I acknowledge that I have had the opportunity to review this Agreement with an attorney of my choice; that I understand the terms of the Agreement; and that I voluntarily agree to them.


    Dated: June 2, 1997
           ------

                                  /s/ Edwin C. Winder
                                  -------------------
                                  Edwin C. Winder

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